Exhibit 99.1

CONTACT

Robert R. Foley

Chief Financial Officer

(212) 297-1000

FOR IMMEDIATE RELEASE

GRAMERCY CAPITAL CORP.  ANNOUNCES

FOURTH CONSECUTIVE DIVIDEND INCREASE TO $0.45 PER SHARE

NEW YORK, N.Y. – September 7, 2005 – Gramercy Capital Corp. (NYSE: GKK) announced today that its Board of Directors approved the declaration of a quarterly dividend of $0.45 per fully diluted common share for the quarter ending September 30, 2005. This represents a $0.10, or 29%, increase from last quarter’s dividend of $0.35 and represents the fourth consecutive dividend increase since the Company’s initial public offering in July 2004. The dividend is payable on October 14, 2005 to shareholders of record at the close of business on September 30, 2005.

Based on today’s closing price of $26.30, this distribution represents an annualized dividend yield of 6.84% per common share.

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Company Profile

Gramercy is a commercial real estate specialty finance company that specializes in the direct origination and acquisition of first mortgage loans, subordinate mortgage participations, mezzanine loans, preferred equity and net lease investments involving commercial properties throughout the United States. Gramercy Capital Corp. is headquartered in New York City and has a regional investment office in Los Angeles.

Forward-Looking Information

This press release contains forward-looking information based upon the Company’s current best judgment and expectations. Actual results could vary from those presented herein. The risks and uncertainties associated with forward-looking information in this release include the strength of the commercial real estate property markets, competitive market conditions, unanticipated administrative costs, general and local economic conditions, interest rates, capital market conditions, bankruptcies and defaults of borrowers or tenants in properties securing the Company’s investments, and other factors, which are beyond the Company’s control. We undertake no obligation to publicly update or revise any of the forward-looking information. For further information, please refer to the Company’s filings with the Securities and Exchange Commission.

To review Gramercy Capital Corp.’s latest news release and other corporate documents, please visit the Company’s website at www.gramercycapitalcorp.com or contact Investor Relations at 212-297-1017.